EXHIBIT 10(a)



August 4, 1994



Mr. Russell A. Gullotti
8 Veterans Road, Unit #1
Amherst, NH  03031

Dear Russ:

We are pleased to confirm our offer to you for the position of President and Chief Executive Officer, National Computer Systems,
Inc.

Your annual base salary will be $375,000. As we discussed, this will be increased to $400,000 at the time the Board names you Chairman. Additionally, you will participate in the annual NCS Management Incentive Plan (MIP) at a target bonus award level of 50% of your base salary with potential bonus attainment of up to 100%. MIP awards will be based on the achievement of annual, personal, financial, and business objectives beginning with the fiscal year starting February 1, 1995. For your first full fiscal year, one-third of your target bonus of 50% will be guaranteed.

You will be granted a stock option totalling 100,000 shares of NCS Common Stock. The option price will be the fair market value at the time of grant. These options are valid for five (5) years from the date of grant and vest at 20% per year. This grant will be made on your effective starting date with NCS of August 22, 1994.

In consideration of the unvested shares of stock with your current employer, we will provide you with $225,000 cash on October 1, 1994. If you should voluntarily leave NCS within one(1) year after your starting date, $100,000 of this payment must be immediately repaid to NCS.

It is our intent to offer you a supplemental retirement plan that provides you with benefits similar to that which you have with your current employer. Accordingly, if you retire at age 65, NCS will provide you with a retirement benefit of $75,000 per year. This is in addition to the amount you have already vested in your existing plan. Upon normal retirement, these payments will be made to you quarterly and will continue for life. There will be no survivor benefits. In the event you elect to retire prior to reaching age 65, this NCS retirement benefit will be adjusted appropriately to reflect the same treatment as you would have received under the now existing plan with your current employer. The actual plan design and method of funding will be finalized with you before October 1, 1994.

You will participate in the Corporate Long-Term Incentive Plan, as well as receive future stock option grants. These plans are approved by the Board of Directors. The value of these performance-based long-term incentive plans are currently valued competitively for the CEO position at between 0.8 and 1.0 per year times annual base salary.

To assist you with your relocation to the Twin Cities, NCS will reimburse actual expenses associated with your move in accordance with the allowances in the enclosed NCS Relocation Policy. As we discussed, the allowance for Miscellaneous Expenses will be $10,000 and we will move one vehicle, as you requested.

You will be eligible to participate in all NCS standard employee benefit programs. We agree that you are entitled to four (4) weeks of vacation each year.

In the event you are involuntarily terminated from NCS by the Board for reasons other than cause, you will receive a severance package equal to two (2) years annual base salary. You will also be eligible to continue participation in the NCS group life, group medical/dental, and long-term disability insurance plans for the duration of monthly payments up to twenty-four (24) months. No other employee benefits, vesting of ISO's/LTIP's, or accrual of retirement benefits will be provided as part of this severance package.

Russ, we are delighted at the prospect of you becoming NCS's
President and CEO.

Sincerely,

/s/ CHARLES W. OSWALD
- ------------------------------------
Charles W. Oswald
Chairman and Chief Executive Officer

CWO/pjdf
Enc.



The above Agreement Letter acknowledged and accepted this 7th day of August, 1994.

/s/ RUSSELL A. GULLOTTI
- -------------------------------------
Russell A. Gullotti

August 8, 1994



Mr. Russell A. Gullotti
8 Veterans Road, Unit #1
Amherst, NH  03031

Dear Russ:

As an addendum to our offer to you of August 4, 1994, NCS agrees to guarantee you a target bonus of 50% of your actual base salary paid for the four remaining months of the current fiscal year ending January 31, 1995 (October through January).

Sincerely,

/s/ CHARLES W. OSWALD
- ------------------------------------
Charles W. Oswald
Chairman and Chief Executive Officer

CWO/pjdf
Enc.


The above Addendum to the August 4, 1994
Agreement Letter acknowledged and
accepted this 9th day of August, 1994.

/s/ RUSSELL A. GULLOTTI
- -----------------------------------
Russell A. Gullotti